EXHIBIT 23.1

CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors

Calypte Biomedical Corporation:

We consent to the use of our report incorporated by reference herein.

Our report dated February 7, 2003, except Note 20 which is as of March 24, 2003, relating to the consolidated balance sheets of Calypte Biomedical Corporation and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the years in the three-year period ended December 31, 2002 and our report dated February 7, 2003 on the related consolidated financial statement schedule, contain an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a working capital deficit and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

San Francisco, California

March 28, 2003

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